Exhibit 99.1

FOR IMMEDIATE RELEASE

Assurant Reports Second Quarter 2010 Financial Results

2Q 2010 Net Operating Income of $152.2 million, $1.35 per diluted share,

Net Income of $164.7 million, $1.46 per diluted share

•	12.7 percent annualized operating ROE in 2Q

•	$7.3 million in after-tax restructuring charges

•	$17.4 million after-tax impact of a litigation reserve decrease at Assurant Health

•	6.1 million shares repurchased for $215.1 million in 2Q

•	3.8 percent sequential growth in book value per share, excluding AOCI, to $43.42

NEW YORK, July 28, 2010 — Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, today reported results for the second quarter and first six months of 2010.

“We are pleased with improved operating results for both the second quarter and first half of 2010,” said Robert B. Pollock, Assurant’s president and chief executive officer. “Our disciplined decision making allows us to add new clients, retain existing clients and manage expenses across all of our businesses. We are well-positioned for the long-term despite the challenges created by a slow economic recovery and the continued uncertainty surrounding health care reform.”

Second Quarter 2010 Results

Net operating income1 for the second quarter 2010 increased 53 percent to $152.2 million, or $1.35 per diluted share, compared to second quarter 2009 net operating income of $99.3 million, or $.84 per diluted share. Assurant Specialty Property again delivered strong results. Assurant Health operating results improved and included $17.4 million after-tax from a reserve decrease due to a legal settlement. Second quarter 2010 results included a $7.3 million after-tax restructuring charge for workforce reductions at Assurant Employee Benefits and Corporate.

Net income for the second quarter 2010 decreased 15 percent to $164.7 million, or $1.46 per diluted share, compared to second quarter 2009 net income of $193.3 million, or $1.63 per diluted share. Net income in the second quarter 2009 included $85.0 million after-tax from a favorable legal settlement.

After-tax net realized gains on investments were $12.5 million in the quarter, compared to losses of $4.0 million in second quarter 2009.

Net earned premiums in the second quarter 2010 were $1.8 billion, down slightly from second quarter 2009 primarily due to a decline in premiums at Assurant Solutions.

Six-Month Results

Net operating income for the first half of 2010 increased 29 percent to $306.5 million, or $2.66 per diluted share, compared to $237.1 million, or $2.00 per diluted share, in 2009. Results in each operating business produced year-over-year improvement. Six-month earnings reflected strong results, particularly at Assurant Specialty Property. Results include a reserve decrease due to a legal settlement at Assurant Health.

Net income for the first six months of 2010 increased 18 percent to $321.9 million, or $2.80 per diluted share, versus $273.9 million, or $2.31 per diluted share in 2009. After-tax net realized gains on investments were $15.4 million for the first six months of 2010, compared to losses of $40.2 million in the first half of 2009. Net income for 2009 also included an $85.0 million benefit from a favorable legal settlement.

Net earned premiums in the first half of 2010 were $3.8 billion, up slightly from the first half of 2009 primarily due to growth at Assurant Employee Benefits.

The following chart provides a reconciliation of net operating income to net income for Assurant:

	2Q 2010	2Q 2009	6 Months 2010	6 Months 2009
		(UNAUDITED)
		(dollars in millions, net of tax)
Assurant Solutions	$30.3	$27.9	$59.2	$58.2
Assurant Specialty Property	103.7	91.2	222.2	195.9
Assurant Health	25.3	(10.3)	33.7	4.3
Assurant Employee Benefits	12.4	12.1	28.9	19.2
Corporate and other	(13.5)	(16.1)	(25.7)	(29.6)
Amortization of deferred gain on disposal of businesses	3.9	4.4	7.9	8.8
Interest expense	(9.9)	(9.9)	(19.7)	(19.7)

Net operating income	152.2	99.3	306.5	237.1
Adjustments:
Net realized gains (losses) on investments	12.5	(4.0)	15.4	(40.2)
Change in tax valuation allowance	—	13.0	—	(8.0)
Legal settlement and related expenses	—	85.0	—	85.0

Net income	$164.7	$193.3	$321.9	$273.9

A schedule of disclosed items that affected Assurant’s results by business for the last five quarters is available on page 19 of the Company’s Financial Supplement, which is available at www.assurant.com.

Assurant Solutions

($ in millions)	2Q10	2Q09	% Change	6M10	6M09	% Change
Net Operating Income	$30.3	$27.9	9	$59.2	$58.2	2
Net Earned Premiums	$629.7	$666.9	-6	$1,275.0	$1,311.5	-3

Net operating income was up for the quarter and six months despite higher tax rates in both periods. It was level for the quarter and down slightly for the six months versus 2009 after adjusting for a $2.4 million after-tax restructuring charge in the second quarter of 2009. In the quarter, the domestic combined ratio increased slightly while the international combined ratio declined in the quarter primarily due to improved loss experience in the United Kingdom. Results for the six months reflect better domestic and international loss experience as well as a favorable impact from foreign exchange.

Net earned premiums decreased for the quarter and six months. The primary reasons are a decline in domestic net earned premiums caused by lower service contract sales in 2009 from former clients that are no longer in business, the decline in preneed premiums and the continued run-off of domestic credit. International net earned premiums grew for both the quarter and the six months due to the addition of new clients and the favorable impact of foreign exchange.

Assurant Specialty Property

($ in millions)	2Q10	2Q09	% Change	6M10	6M09	% Change
Net Operating Income	$103.7	$91.2	14	$222.2	$195.9	13
Net Earned Premiums	$477.1	$477.8	0	$985.9	$971.6	1

Net operating income increased for both the quarter and six months, reflecting improvements in both loss and expense ratios. Results for second quarter 2010 included $5.0 million after-tax of reportable catastrophe losses. There were no reportable catastrophes during 2009. Second quarter 2009 results also included a $2.5 million after-tax restructuring charge.

Net earned premiums were level for the quarter and up slightly for the six months as the first quarter 2010 results included a $13.6 million favorable adjustment from an unearned premium reserve review. Growth in creditor-placed homeowners, creditor-placed flood and renters insurance for the quarter and six months was offset by increased ceded creditor-placed homeowners’ premiums and lower real estate owned premiums.

Assurant Health

($ in millions)	2Q10	2Q09	% Change	6M10	6M09	% Change
Net Operating Income	$25.3	$-10.3	345	$33.7	$4.3	675
Net Earned Premiums	$467.7	$468.9	0	$935.1	$941.2	-1

Net operating income for the second quarter and first six months of 2010 reflected improved loss ratios due to pricing and plan design changes initiated in 2009, and a $17.4 million after-tax benefit from a reserve decrease due to a legal settlement. Second quarter 2009 results included a $9.0 million after-tax reserve strengthening.

Net earned premiums for the second quarter and six months declined due to reduced small group and short-term medical premiums while individual medical premiums increased slightly.

Assurant Employee Benefits

($ in millions)	2Q10	2Q09	% Change	6M10	6M09	% Change
Net Operating Income	$12.4	$12.1	2	$28.9	$19.2	51
Net Earned Premiums	$275.4	$262.2	5	$560.4	$526.0	7

Net operating income for the second quarter and first six months of 2010 increased due to improved loss experience. Very favorable disability incidence and life mortality contributed to the increase. Second quarter results include a $4.4 million after-tax restructuring charge in 2010 and a $1.5 million restructuring charge in 2009.

Net earned premiums increased for the second quarter and six months of 2010 due to the acquisition of a block of business and reinsurance clients added in the fourth quarter of 2009.

Corporate & Other

($ in millions)	2Q10	2Q09	% Change	6M10	6M09	% Change
Net Operating Income	$-13.5	$-16.1	16	$-25.7	$-29.6	14

Net operating loss in the second quarter and six months improved mainly due to reduced tax expenses. The second quarter of 2010 included a $2.9 million after-tax restructuring charge while the six months of 2009 includes a $4.6 million after-tax compensation expense in the second quarter 2009.

Capital Position

The Company repurchased 6.1 million of its outstanding common shares for an aggregate purchase price of $215.1 million in the second quarter 2010. From quarter end through July 23, the Company repurchased an additional 910,000 shares for an aggregate purchase price of $32.7 million. Year-to-date repurchases through July 23 total 10.4 million shares for an aggregate purchase price of $357.0 million, leaving $413.0 million remaining in the Company’s repurchase authorization. The Company raised its dividend from $0.15 to $0.16 per common share during the quarter. As of June 30, 2010, corporate capital totaled approximately $575 million, up from $477 million at March 31, 2010.

Financial Position

Stockholders’ equity, excluding accumulated other comprehensive income (“AOCI”), decreased slightly to $4.8 billion at June 30, 2010. The book value per diluted share2, excluding AOCI, increased 7 percent to $43.42, from $40.47 at Dec. 31, 2009. AOCI improved by $212 million from Dec. 31, 2009. The annualized operating return on equity (“ROE”)3 was 12.7 percent for the quarter. As of June 30, 2010, total assets were $26.1 billion. The ratio of debt to total capital, excluding AOCI, increased slightly to 17.1 percent at June 30, 2010 versus 17.0 percent at Dec. 31, 2009.

Earnings Conference Call

Assurant will host a conference call on Thursday, July 29, 2010 at 8:00 a.m. ET with access available via the Internet and telephone. Investors and analysts may participate in the live conference call by dialing 888-510-1783 (toll-free domestic), or 719-325-2352 (international); pass code: 3345212. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via telephone starting at approximately 11:00 a.m. ET on Thursday, July 29, 2010 and can be accessed at 888-203-1112 (toll-free domestic) or 719-457-0820 (international); pass code: 3345212. The webcast will be archived on Assurant’s website at www.assurant.com.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and select worldwide markets. The four key businesses — Assurant Solutions, Assurant Specialty Property, Assurant Health, and Assurant Employee Benefits — partner with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the U.S. and select worldwide markets. The Assurant business units provide debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; creditor-placed homeowners insurance; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $26 billion in assets and $8 billion in annual revenue. Assurant has approximately 14,500 employees worldwide and is headquartered in New York’s financial district. www.assurant.com.

Media Contact:	Investor Relations:
Vera Carley	Melissa Kivett
Director, Media Relations	Senior Vice President
and Financial Communications	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029
Fax: 212-859-5893	Fax: 212-859-5893
vera.carley@assurant.com	melissa.kivett@assurant.com

Safe Harbor Statement

Some of the statements included in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they may use words such as “will,” “anticipate,” “expect,” “estimate,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” or the negative versions of those words and terms with a similar meaning. Our actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this earnings release or the exhibits as a result of new information or future events or developments.

The following risk factors could cause our actual results to differ materially from those currently estimated by management: (i) the effects of the Patient Protection and Affordable Care Act and the rules and regulations to be promulgated thereunder on our health and employee benefits businesses and consequent changes that may occur in the market for individual and small group health insurance, disability and dental insurance; (ii) factors, including the effects of health care reform and the relationship between the Company’s market capitalization and its book value, that could result in a material impairment of goodwill on the company’s balance sheet; (iii) loss of significant client relationships, distribution sources and contractual arrangements; (iv) losses due to natural and man-made catastrophes; (v) failure to attract and retain sales representatives; (vi) inability of reinsurers to meet their obligations; (vii) unfavorable outcomes in litigation and/or regulatory investigations that could negatively affect our business and reputation; (viii) current or new laws and regulations that could increase our costs and/or decrease our revenues; (ix) general global economic, financial market and political conditions (including difficult conditions in financial, capital and credit markets, the global economic slowdown, fluctuations in interest rates, mortgage rates, monetary policies, unemployment and inflationary pressure); (x) inadequacy of reserves established for future claims losses; (xi) failure to predict or manage benefits, claims and other costs; (xii) increases or decreases in tax valuation allowances; (xiii) fluctuations in exchange rates and other risks related to our international operations; (xiv) unavailability, inadequacy and unaffordable pricing of reinsurance coverage; (xv) diminished value of invested assets in our investment portfolio (due to, among other things, volatility in financial markets, the global economic slowdown, credit and liquidity risk, other than temporary impairments and inability to target an appropriate overall risk level); (xvi) insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance; (xvii) credit risk of some of our agents in Assurant Specialty Property and Assurant Solutions; (xviii) a decline in our credit or financial strength ratings (including the risk of ratings downgrades in the insurance industry); (xix) failure to effectively maintain and modernize our information systems; (xx) failure to protect client information and privacy; (xxi) failure to find and integrate suitable acquisitions and new insurance ventures; (xxii) inability of our subsidiaries to pay sufficient dividends; (xxiii) failure to provide for succession of senior management and key executives; and (xxiv) significant competitive pressures in our businesses and cyclicality of the insurance industry. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our 2009 Annual Report on Form 10-K, First Quarter 2010 Form 10-Q and upcoming Second Quarter 2010 Form 10-Q, as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the Company’s operating performance for the periods presented in this press release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)	Assurant uses net operating income as an important measure of the Company’s operating performance. As shown in the chart on page 2, net operating income equals net income excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The Company believes net operating income provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes both the effect of net realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

(2)	Assurant uses book value per diluted share excluding AOCI, as an important measure of the Company’s stockholder value. Book value per diluted share excluding AOCI equals total stockholders’ equity excluding AOCI divided by diluted shares outstanding. The company believes book value per diluted share excluding AOCI provides investors a valuable measure of stockholder value because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period and other accumulated comprehensive income items. The comparable GAAP measure for this included measure would be book value per diluted share, defined as total stockholders’ equity divided by diluted shares outstanding. Book value per diluted share was $45.95 as of June 30, 2010, as shown in the reconciliation table below.

2010
2Q
Book value per diluted share (excluding AOCI)	$43.42
Change due to effect of including AOCI	$2.53

Book value per diluted share	$45.95

(3)	Assurant uses annualized operating return on equity (“ROE”) as an important measure of the Company’s operating performance. Annualized operating ROE equals net operating income for the periods presented divided by average stockholders’ equity for the year-to-date period, excluding accumulated other comprehensive income (“AOCI”), and then the return is annualized, if necessary. The Company believes annualized operating ROE provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes the effect of net realized gains (losses) on investments that tend to be highly variable and those events that are unusual and/or unlikely to recur. The comparable GAAP measure for this included measure would be annualized GAAP return on equity, defined as the annualized return of net income divided by average stockholders’ equity for the period. Consolidated annualized GAAP ROE for the three months and six months ended June 30, 2010 was 13.2 percent and 13.0 percent, respectively, as shown in the reconciliation table below.

	2010	Six Months
	2Q	2010
Annualized operating return on average equity (excluding AOCI)	12.7%	12.8%
Net realized gains on investments	1.1%	0.7%
Change due to effect of including AOCI	-0.6%	-0.5%

Annualized GAAP return on average equity	13.2%	13.0%

A summary of net operating income disclosed items in included on page 19 of the Company’s Financial Supplement, which is available at www.assurant.com.

Assurant, Inc. and Subsidiaries

Consolidated Statement of Operations (unaudited)

Three and Six Months Ended June 30, 2010 and 2009

	2010	2009	Six Months
	2Q	2Q	2010	2009
	(in thousands except number of shares and per share amounts)
Revenues
Net earned premiums and other considerations	$1,849,895	$1,875,866	$3,756,538	$3,750,445
Net investment income	175,196	174,932	349,210	353,411
Net realized gains (losses) on investments	19,152	(6,142)	23,625	(61,831)
Amortization of deferred gain on disposal of businesses	6,024	6,750	12,105	13,552
Fees and other income	90,027	222,203	166,672	305,909

Total revenues	2,140,294	2,273,609	4,308,150	4,361,486

Benefits, losses and expenses
Policyholder benefits	905,316	989,402	1,833,312	1,949,744
Selling, underwriting, general and administrative expenses	966,361	987,529	1,942,694	1,942,008
Interest expense	15,161	15,160	30,322	30,349

Total benefits, losses and expenses	1,886,838	1,992,091	3,806,328	3,922,101

Income before provision for income taxes	253,456	281,518	501,822	439,385
Provision for income taxes	88,781	88,196	179,924	165,482

Net income	$164,675	$193,322	$321,898	$273,903

Net income per share:
Basic	$1.47	$1.63	$2.82	$2.32
Diluted	$1.46	$1.63	$2.80	$2.31
Dividends per share	$0.16	$0.15	$0.31	$0.29
Share data:
Basic weighted average shares outstanding	111,893,858	118,482,958	114,341,824	118,188,879
Diluted weighted average shares outstanding	112,715,117	118,728,304	115,091,232	118,435,031

Assurant, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets (unaudited)

At June 30, 2010 (unaudited) and Dec. 31, 2009

	June 30,	December 31,
	2010	2009
	(in thousands)
Assets
Investments and cash and cash equivalents	$14,692,469	$14,476,384
Reinsurance recoverables	4,661,346	4,212,863
Deferred acquisition costs	2,422,906	2,504,654
Goodwill	924,426	926,398
Assets held in separate accounts	1,772,135	1,972,332
Other assets	1,642,048	1,749,165

Total assets	26,115,330	25,841,796

Liabilities
Policyholder benefits and claims payable	11,148,310	10,715,960
Unearned premiums	4,963,981	5,153,564
Debt	972,110	972,058
Mandatorily redeemable preferred stock	8,160	8,160
Liabilities related to separate accounts	1,772,135	1,972,332
Deferred gain on disposal of businesses	152,794	164,899
Accounts payable and other liabilities	2,059,672	2,001,574

Total liabilities	21,077,162	20,988,547

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	4,760,017	4,787,324
Accumulated other comprehensive income	278,151	65,925

Total stockholders’ equity	5,038,168	4,853,249

Total liabilities and stockholders’ equity	$26,115,330	$25,841,796